ADVANCED RADIOLOGY, LLC

ARTICLES OF ORGANIZATION

THESE ARTICLES OF ORGANIZATION are made this 1st day of September, 1994,  by the undersigned.

The undersigned, being duly authorized, wishing to form a limited liability company under and pursuant to the provisions of the Maryland Limited Liability Company Act hereby certifies to the Maryland State Department of Assessments and Taxation that:

1.           Name of Company. The name of the company shall be ADVANCED RADIOLOGY, LLC (the “Company”).

2.           Purpose of Company. The purpose for which the Company has been formed have been and shall be to conduct the practice of medicine and any other lawful purpose.

3.           Principal Office and Resident Agent of Company. The principal office, mailing address and place of business of the Company shall be 122 Slade Avenue, Suite 301, Baltimore, Maryland 21208. The resident agent of the Company shall be Michael Sherman, M.D., 122 Slade Avenue, Suite 301, Baltimore, Maryland 21208.

4.           Dissolution. The latest date on which the Company shall dissolve shall be December 31, 2040.

5.           Restrictions on Authority. The authority of the Members’ of the Company to act for the Company, solely by virtue of their being Members, is limited as set forth in the Operating Agreement of the Company.

IN WITNESS WHEREOF, the undersigned, duly authorized to form Advanced Radiology, LLC hereby executes, as of the above date, these Articles of Organization.

/s/ JEFFREY A. MARKOWITZ
JEFFREY A. MARKOWITZ